Exhibit 5.1

One Southeast Third Avenue
Dallas	25th Floor
Denver	Miami, Florida 33131-1714
Fort Lauderdale
Jacksonville	www.akerman.com
Las Vegas
Los Angeles	305 374 5600 tel
Madison	305 374 5095 fax
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach

March 21, 2014

The GEO Group REIT, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, FL 33487-8242

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to The GEO Group REIT, Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission on November 8, 2013 and amended on March 21, 2014 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the merger (the “Merger”) of The GEO Group, Inc. (“GEO”) with and into the Company, a wholly owned subsidiary of GEO, with the Company surviving the merger pursuant to the terms of the Agreement and Plan of Merger, dated as of March 21, 2014, by and between the Company and GEO (the “Merger Agreement”). Such Registration Statement relates to the registration by the Company of 90,000,000 shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”). The 90,000,000 shares of Company Common Stock consist of the maximum number of shares of Company Common Stock issuable in connection with the Merger in exchange for shares of GEO common stock.

In connection with the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

In rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded, (ii) the shareholder of the Company will have approved the issuance of the Shares in connection with the transactions contemplated by the Merger

Agreement, (iii) the shareholders of GEO will have approved the Merger Agreement, and (iv) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and the transactions contemplated by the Merger Agreement will have been consummated in accordance with the terms of the Merger Agreement.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized, and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable shares of Company Common Stock.

The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Florida and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

AKERMAN LLP

/s/ Akerman LLP